Accelerate Diagnostics Announces Final Results of Rights Offering

TUCSON, Ariz., May 2, 2014—Accelerate Diagnostics, Inc. (NASDAQ: AXDX), announced today that it has completed its previously announced rights offering. Through broad participation from both insiders and non-insider investors, together with funds committed through the related standby commitments, the Company raised $45,000,000 from the rights offering.

Stockholders subscribed for a total of 1,517,880 shares of the Company’s common stock pursuant to their subscription privileges, yielding a total of $25,500,391, of which 692,705 shares, or 58%, were subscribed for by directors of the Company. The participation rate of stockholders that exercised their subscription privileges was 57%.

Additionally, the Company has standby commitments from Jack W. Schuler Living Trust, the Schuler Family Foundation, Oracle Institutional Partners, L.P. and Oracle Partners, L.P. to purchase all of the remaining shares of the Company’s common stock not subscribed for by the Company’s stockholders pursuant to the exercise of their subscription privileges in connection with the rights offering for an aggregate purchase price of $19,499,608.80.

Oracle Institutional Partners, L.P. and Oracle Partners, L.P, while not original standby purchasers, assumed a portion of the standby obligations originally committed to by the Jack W. Schuler Living Trust and the Schuler Family Foundation.

“The broad participation of our directors and general shareholder base in this offering highlights the continued support for the Company, our product pipeline, and the large market opportunity,” said Lawrence Mehren, CEO of Accelerate Diagnostics, Inc.

The shares of the Company’s common stock issuable pursuant to the rights offering will be issued to stockholders as promptly as practicable.

About Accelerate Diagnostics, Inc.

Accelerate Diagnostics, Inc. (NASDAQ: AXDX) is an in-vitro diagnostics company focused on developing and commercializing innovative systems for the rapid identification and antibiotic susceptibility testing of infectious pathogens. The Company’s revolutionary ID/AST instrument utilizes a proprietary culture-free process with both genomic and phenotypic detection technologies that significantly decreases time to result while achieving high sensitivity and specificity. For more information, visit: www.acceleratediagnostics.com.

Forward-Looking Statements

This press release contains words such as “expects,” “shall,” “will,” “believes” and other similar expressions that are intended to identify forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the Company’s current beliefs, known events and circumstances at the time of publication and, as such, are subject in the future to unforeseen risks and uncertainties that could cause the Company's results of operations, performance and achievements to differ materially from current expectations expressed in, or implied by, these forward-looking statements. For a full discussion of the Company’s risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in Item 1A in the Company’s Annual Report on Form 10-K, filed with the SEC on March 7, 2014. In addition, the Company’s forward-looking statements could be affected by general industry and market conditions and growth rates. Except as required by federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.